EXHIBIT 99

                                                                      NEWS


                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                                    Jaclyn, Inc.
                                                                  (201) 868-9400

                  JACLYN, INC. REPORTS RESULTS FOR QUARTER AND
                       SIX-MONTHS ENDED DECEMBER 31, 2004
                       ----------------------------------

FOR IMMEDIATE RELEASE
---------------------

West New York, NJ, February 14, 2005.....................Jaclyn, Inc. (AMEX:JLN)
today reported financial results for the quarter and six-months ended December 31, 2004.

Net Sales for the quarter were $38,441,000 compared to $38,745,000 for last year's comparable quarter. The Company reported net earnings of $156,000, or $.06 per diluted share, for the quarter ended December 31, 2004. This compares to net earnings of $899,000, or $.33 per diluted share, for the same period last year.

Net sales for the six-month period ended December 31, 2004 were $74,246,000, compared to $68,641,000 for the same period last year. Net earnings for the six-month period ended December 31, 2004 were $1,021,000, or $.38 per diluted share, compared to net earnings of $1,257,000, or $.46 per diluted share, in the first six months of the prior year.

Mr. Allan Ginsburg, Chairman of the Board, stated that "earnings for the quarter declined when compared to the same period last year, mostly the result of lower margins on shipments in this year's second quarter due primarily to heavier shipments in a more competitive environment for our premium business, and increased customer allowances and higher shipping costs in our children's apparel and women's sleepwear business." He added . . . "sales and earnings for the second half of fiscal 2005 are expected to be significantly below last year's second half, and, as a result, full year results are anticipated to be lower than in fiscal 2004."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

                                    * * * * *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premiums and related accessories. Website: www.jaclyninc.com

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                          JACLYN, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                    Three Months                 Six Months
                                  Ended December 31,          Ended December 31,
                              -------------------------   -------------------------
                                  2004          2003          2004          2003
                              -----------   -----------   -----------   -----------
Net Sales                     $38,441,000   $38,745,000   $74,246,000   $68,641,000

Earnings before
 income taxes                 $   357,000   $ 1,582,000   $ 1,853,000   $ 2,245,000

Net earnings                  $   156,000   $   899,000   $ 1,021,000   $ 1,257,000

Net earnings per
 Common Share-basic           $       .06   $       .35   $       .40   $       .49

Net earnings  per
 Common Share-diluted         $       .06   $       .33   $       .38   $       .46

Average Number of
 Shares Outstanding-diluted     2,726,000     2,733,000     2,700,000     2,721,000
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